Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101389) of Constar International Inc. of our report dated June 26, 2003 relating to the financial statements of Constar International Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 27, 2003